Exhibit A6

                     THE NEW AMERICA HIGH INCOME FUND, INC.


                              ARTICLES OF AMENDMENT


         The New America High Income Fund, Inc., a Maryland corporation having its principal office in Boston, Massachusetts (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Part I of the Articles Supplementary to the Fund's Articles of Amendment and Restatement, as heretofore amended, is hereby further amended by replacing current Section 6(j) with new Section 6(j) as follows:

         "(j) The Board of Directors, without the vote or consent of any holder of the Preferred Stock, including the ATP, or any other stockholder of the Corporation, may from time to time amend, alter or repeal any or all of the definitions of the terms or provisions listed below, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of shares of ATP or the Holders thereof, provided that the Board of Directors receives written confirmation from Moody's (if Moody's is then rating the ATP) and Fitch (if Fitch is then rating the ATP) (with such confirmation in no event being required to be obtained from a particular rating agency in the case of the definitions relevant only to and adopted in connection with the rating of the ATP, if any, by any other rating agency) that such amendment, alteration or repeal would not impair the rating then assigned by Moody's or Fitch, respectively. In addition, the Board of Directors, without the vote or consent of any Holder of the Preferred Stock, including the ATP, or any other stockholder of the Corporation, may from time to time adopt, amend, alter or repeal any or all of any additional or other definitions or add covenants and other obligations of the Corporation (e.g., maintenance of minimum liquidity level) or confirm the applicability of covenants and other obligations set forth herein in connection with obtaining or maintaining the rating of Moody's, Fitch or any Other Rating Agency with respect to the ATP, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the ATP or the Holders thereof, provided the Board of Directors receives written confirmation from the relevant rating agency (such confirmation in no event being required to be obtained from a particular rating agency with respect to definitions or other provisions relevant only to another rating agency's rating) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by such rating agency.


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         Definitions and Provisions Subject to Change by Director Action:


         ATP Basic Maintenance Amount            Minimum Applicable Rate
         ATP Basic Maintenance                   Moody's Discount Factor
              Certificate                        Moody's Eligible Assets
         Asset Coverage Cure Date                Moody's Industry Classification
         Deposit Securities                      1940 Act Asset Coverage Cure
         Discounted Value                            Date
         Exposure Period                         1940 Act ATP Asset Coverage
         Fitch Discount Factor                   Volatility Factor
         Fitch Eligible Assets                   Short Term Money Market
         Fitch Industry Classification               Instruments
         Market Value
         Maximum Applicable Rate

         Last Paragraph of Section 12

                  In addition, the Board of Directors may amend the definition of Maximum Applicable Rate to increase the percentage amount by which the Reference Rate is multiplied to determine the Maximum Applicable Rate shown therein without the vote or consent of the holders of the shares of the Preferred Stock, including the ATP, or any other stockholder of the Corporation, and without receiving any confirmation from any rating agency after consultation with the Broker-Dealers, provided that immediately following any such increase the Corporation would be in compliance with the ATP Basic Maintenance Amount."

         SECOND: The board of directors of the Corporation has adopted a resolution in which was set forth the foregoing amendment to the charter declaring that said amendment to the charter was advisable and directing that it be submitted for action thereon at a meeting of the stockholders of the Corporation.

         THIRD: Notice setting forth the aforesaid amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given as required by law, to all stockholders of the Corporation entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote required by law and the Corporation's charter.

         FOURTH: These Articles shall be effective at the later of the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record or on October 31, 1996.



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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice-President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 31st day of October, 1996.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


[Affix corporate seal]               THE NEW AMERICA HIGH INCOME
                                     FUND, INC.

Attest:


/s/Richard E. Floor                  By: /s/Robert F. Birch
----------------------------             ---------------------------------
Richard E. Floor, Secretary              Robert F. Birch, President